UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 27, 2009
NACCO INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-9172	34-1505819

(Commission File Number)	(IRS Employer Identification Number)

5875 Landerbrook Drive, Cleveland, OH	44124-4069

(Address of Principal Executive Offices)	(Zip Code)
(440) 449-9600

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 27, 2009, in anticipation of the expiration of its current revolving credit agreement in March 2010, NACCO Industries, Inc.’s (“NACCO”) wholly owned subsidiary, The North American Coal Corporation (“NACoal”), entered into a credit agreement with the Lenders, as defined in the credit agreement, U.S. Bank National Association and Regions Bank, each as Co-Syndication Agents and PNC Bank, National Association, as administrative agent for the Lenders, for a new three-year, $100.0 million unsecured revolving line of credit (the “Facility”). The Facility has performance-based pricing, which sets interest rates based upon achieving various levels of debt to EBITDA ratios, as defined. Borrowings bear interest at a floating rate plus a margin based on the level of debt to EBITDA ratio achieved, as defined, which can be either a base rate plus a margin ranging from 1.75% to 2.25%, or LIBOR plus a margin ranging from 2.75% to 3.25%. The Facility also has a commitment fee of 0.50% per year on the unused commitment. In addition, the Facility contains restrictive covenants which require, among other things, NACoal to maintain certain debt to EBITDA and interest coverage ratios and provides the ability to make loans, dividends and advances to NACCO, with some restrictions.
     The foregoing summary of the Facility is qualified in its entirety by reference to the Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference thereto.
Item 9.01 Financial Statements and Exhibits.
     As described in Item 1.01 of this Current Report on Form 8-K, the following Exhibit is filed as part of this Current Report on Form 8-K.
     (d) Exhibits

10.1	Credit Agreement, dated as of October 27, 2009, by and among The North American Coal Corporation, the Lenders party hereto and U.S. Bank National Association and Regions Bank, as Co-Syndication Agents, and PNC Bank, National Association, as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NACCO INDUSTRIES, INC.
By:	/s/ Kenneth C. Schilling
	Name:	Kenneth C. Schilling
	Title:	Vice President and Controller
Date: November 2, 2009

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Credit Agreement, dated as of October 27, 2009, by and among The North American Coal Corporation, the Lenders party hereto and U.S. Bank National Association and Regions Bank, as Co-Syndication Agents, and PNC Bank, National Association, as Administrative Agent.